(translated from the Hebrew)

MEMORANDUM OF ASSOCIATION

1.	The company’s name – B.O.S. Better Online Solutions Ltd.
2.	The objects for which the company is formed:
	(a)	The development of sophisticated interfaces for IBM mainframe computers.
	(b)	The export of hi-tech products to Europe and the USA.
	(c)	The sale of the said products on the domestic market.
	(d)	Research, development and manufacture of products in the sphere of communication networks.
(e)	To prepare, write, publish, update, collect together, import, export, market and sell books, brochures, collections, procedures and any ancilliary material whatsoever on the matters set out above and on any other matter as the company deems fit.

(f)	To provide training and teaching in the scope of any courses whatsoever in the branches set out above and on other matters directly or indirectly connected with the said branches and on any other matters as the company deems fit.

	(g)	To design, develop, manage, purchase, take on short or long lease, sell and grant on short lease and otherwise market any data, computer, control and communication services whatsoever.
(h)	To purchase or otherwise acquire and obtain rights in and rights to use or exploit all manner of patents, patent rights, invention rights, copyrights, licenses, protections and concessions (hereinafter together referred to as “patent rights”) which might, in the company’s opinion, be of benefit to it and to protect, extend and renew them and to exercise patent rights, work pursuant thereto, exploit them and produce any benefit therefrom, to make agreements or transactions in respect of the use or exploitation of patent rights or the production of benefit therefrom and to grant licenses and rights in connection therewith.

	(i)	To carry on business as general merchants, importers, exporters and agents of all manner of machinery, appliances, equipment and materials connected with the branches of work set out above.
(j)	To enter into partnership with partnerships, companies, cooperative societies and other bodies corporate, public or private holders of capital or with any other entity for the purpose of establishing enterprises and for the purpose of engaging in agencies, consultancy, and manufacturing in the branches set out above.

(k)	To carry on all branches of investment and financing business, to invest funds in industry, commerce, banks and financial institutions, in housing and construction enterprises, agriculture, development enterprises, transportation, shipping, aviation and in any other investments whatsoever, whether by way of purchase or against collateral of shares, share stock, debentures, debenture stock, promissory notes, value notes, covenants or securities of any type or without any collateral, as the company’s management deems fit and beneficial.

(l)	To encourage, seek, direct, supervise, initiate, broke, finance and manage the transfer of capital and capital investments in Israel and from overseas to Israel and generally to engage in the business of investors, investments and finance and produce benefit therefrom as the company’s management deems fit.

(m)	To promote, construct, erect, develop, plan, implement, manage, operate, finance, encourage and improve in Israel or overseas all manner of economic, industrial, agricultural and commercial enterprises, businesses and undertakings and to engage in any business as brokers, promoters and founders of corporations, companies, enterprises, holders of capital, concessionaires, contractors, property owners, merchants, agents and attorneys in order to do or perform any act or transaction which might directly or indirectly assist the achievement of any object as the company deems fit.

(n)	To lend any funds and give advances or credit, to accept funds and securities and any valuables whatsoever, to guarantee the debts and contracts of such persons, companies and corporations and on such terms as the company deems fit and in particular the persons and companies with whom the company maintains business relations and to accept from those to whom the company lends funds or grants credit or guarantees all manner of guarantees and securities as aforesaid and to redeem them on such terms as the company deems fit.

(o)	To purchase, take on long lease or by barter, to take on short lease or otherwise acquire and hold for the company any property or beneficial interest, all manner of land, buildings, rights, privileges, concessions, licenses, machinery, plant, merchandise and all manner of movable or immovable property which are needed by the company or suitable for the purposes of its business.

(p) To do any legal act which a corporation may legally do.
3.	The members’ liability is limited.
4.	The company’s share capital is NIS 35,000,000 (thirty-five million New Israeli Shekels) divided as follows: 8,750,000 ordinary shares of 4 NIS nominal value each. (amended May 2003)

We the undersigned are desirous of becoming incorporated in accordance with this memorandum of association and each agree to take the number of shares in the company’s capital as appearing against our respective names.

Subscribers’	I.D.	Address	Description	No.of shares	Signature
Names	number			taken

1. Israel Gad	5009749	Moshav	Electronic	55 ordinary	-
		Yaad	Engineer	class A shares
				55 ordinary
				class B shares

2. Yael Gal	5044063	Moshav	Computer	45 ordinary	-
		Yaad	Engineer	class A shares
				45 ordinary
				class B shares

(Note: class A and B shares since abolished)

Dated this 5th day of November 1990

Witness to the aforegoing signatures:

(Signed)

Doran Goshen, Adv.